FORM 4

                UNITED STATES SECURITIES AND EXCHANGE COMISSION
                             Washington, D.C. 20549

                                  STATEMENT OF
                         CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person*
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(Last)               Larson
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(First)              Christine
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(Middle)             D.
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(Street)             401 Wilshire Boulevard
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(City)               Santa Monica
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(State)              CA
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(Zip)                90401
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2. Issuer Name and Ticker or Trading Symbol
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(Issuer Name):               Firstfed Financial Corp.
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(Ticker or Trading Symbol)   FED
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3. I.R.S. or Social Security Number of Reporting Person (Voluntary)
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(I.D. Number)
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4. Statement for Month/Day/Year
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(Month/Day)               February 26
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(Year)                    2003
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5. If Amendment, Date of Original (Month/Day/Year)
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(Month/Day)
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(Year)
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6. Relationship of Reporting Person(s) to Issuer (Check all applicable) X
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              (Director)
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     X        (Officer, give title below)
              Executive Vice President Retail Banking Group
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              (10% Owner)
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              (Other, specify below)
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7. Individual or Joint/Group Filing (Check Applicable Line) X
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    X        Form filed by One Reporting Person
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             Form filed by More than One Reporting Person
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

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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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---------- ------------- ----------- --------------- ------------------------- --------------- ------------ ----------
1.Title of 2.Transaction 2A. Deemed  3. Transaction  4. Securities Acquired(A) 5. Amount of    6. Ownership 7. Nature
Security   Date          Execution   Code (Instr. 8) or Disposed of (D)        Securities      Form: Direct of
(Instr. 3) (Month/       Date, if                    (Instr. 3, 4, and 5)      Beneficially    (D) or       Indirect
           Day/Year)     any (Month/                                           Owned Following Indirect (I) Beneficial
                         Day/Year)                                             Reported        (Instr. 4)   Ownership
                                                                               Transaction(s)               (Instr. 4)
                                                                               (Instr. 3 & 4)
---------- ------------- ----------- ------ -------- --------  ------ -------- --------------- ------------ ----------
                                     Code       V    Amount     (A)    Price
                                                                or
                                                                (D)
---------- ------------- ----------- ------ -------- --------  ------ -------- --------------- ------------ ----------


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


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Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
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(e.g., puts, calls, warrants, options, convertible securities)
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---------------- --------------- ---------------- ---------------- --------------- -----------------------  -------------------
1. Title of      2. Conversion   3. Transaction   3A. Deemed       4. Transaction  5. Number of Derivative  6. Date Exercisable
Derivative       or Exercise     Date             Execution        Code (Instr.8)  Securities Acquired (A)  and Expiration
Security         Price of        (Month/Day/Year) Date, if any                     or Disposed of (D)       Date (Month/Day/Year)
(Instr. 3)       Derivative                       (Month/Day/Year)                 (Instr. 3, 4,and 5)
                 Security
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------   ----------- ----------
                                                                                                            Date        Exp.
                                                                   Code      V          (A)        (D)      Exercisable Date
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------   ----------- ----------
Employee Stock
Option (Right
to Buy)               $30.02          2/26/2003                      A       V        1,085                 2/26/2005   2/26/2013
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Table II Continued - Derivative Securities Acquired, Disposed of or Beneficially Owned
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(e.g., puts, calls, warrants, options, convertible securities)
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---------------- ------------------ ------------- ------------------------- ------------------------  -----------------------------
7. Title and Amount of Underlying   8. Price of   9.Number of Derivative    10.Ownership Form of      11. Nature of Indirect
Securities (Instr. 3 and 4)         Derivative    Securities Beneficially   Derivative Securities     Beneficial Ownership
                                    Security      Owned Following Reported  Beneficially Owned at     (Instr.4)
                                    (Instr. 5)                              Transaction(s) (Instr. 4) End of Month (Instr. 4)
---------------- ------------------------------- ------------------------- ------------------------   -----------------------------
Title            Amount or Number
                 of Shares
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Common Stock             1,085                             0                            D
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

Explanation of Responses:



                        /s/  Christine D. Larson                                                 February 28, 2003
                        ---------------------------------------------------                     -----------------
                        **Signature of Reporting Person

Date Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations See 18 U.S.C.
1001 and 15 U.S.C. 78ff(a.).

Note: File three copies of this Form, one of which must be manually signed.
If space is insufficient, see Instruction 6 for procedure.

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